Wiley Acquires Emerald, Expanding Research Scale and Deepening Proprietary Content Across the AI-Driven Knowledge Economy

Meaningfully expands Wiley’s journal portfolio to ~2,500 titles and establishes category leadership across economics, business, finance, and the social sciences

All-cash transaction valued at ~7x Adjusted EBITDA (including targeted cost synergies); expected to be accretive to Adjusted EPS in year one

Hoboken, NJ, June 2, 2026 – Wiley (NYSE: WLY), a global leader in authoritative content and research intelligence, today announced it has acquired Emerald Publishing Limited (“Emerald”) from Cambridge Information Group (CIG) in an all-cash transaction valued at £337 million, or USD 452 million. The acquisition expands Wiley’s journal portfolio to approximately 2,500 titles and establishes it as a leader in the social sciences — particularly economics, business, and finance.

In addition to strengthening Wiley's scale advantage in Research, the acquisition deepens Wiley’s proprietary content position for use in AI and data analytics, at a moment when demand for trusted peer-reviewed research content is accelerating rapidly as corporations build out AI models and applications.

"Emerald represents an outstanding strategic fit for Wiley – a complementary portfolio, a compatible culture, and decades of specialized content that will meaningfully expand our scale and portfolio depth in both research publishing and research intelligence," said Matthew Kissner, Wiley President and CEO. "This transaction reflects our conviction that research and AI are mutually reinforcing: our proprietary content and data fuels AI, and AI accelerates the pace of publishing. Emerald materially strengthens both — expanding our peer-reviewed content base and adding a high-margin, recurring revenue stream that we expect to drive meaningful shareholder value."

Founded in 1967 and headquartered in the UK, Emerald is a highly regarded scholarly publisher globally with nearly 500 journal brands, 8,000 book titles, and an extensive archive of case studies and backfile content. The addition of its portfolio strengthens Wiley’s position across multiple disciplines, notably economics, business, finance, accounting, management, strategy, education, engineering, information and knowledge management, operations, public policy and environmental management.

“Wiley is the ideal home for Emerald and the global communities we serve,” said Vicky Williams, CEO of Emerald. “For almost 60 years, we have been dedicated to publishing the highest-quality peer-reviewed research that bridges the gap between academic discovery and practical application, as well as developing an internal and external-facing culture that promotes inclusion and belonging. Joining Wiley gives us the best-in-class platform, an extended global footprint, and further reach into academic and corporate markets to drive real-world impact, which aligns with our founding mission. We are excited to join Wiley and build on their exceptional foundation for growth, innovation, and integrity.”

"Emerald has built an exceptional reputation in academic publishing through its commitment to quality, innovation, and global impact. We are incredibly proud of the business the Emerald team has built and the value created over the years," said Andy Snyder, CEO, Cambridge Information Group. "Wiley is the ideal partner for Emerald’s next chapter, with the scale, capabilities, and strategic vision to further expand its reach and influence across the global research community."

Financial Highlights
In its fiscal year ending December 31, 2026, Emerald is expected to generate over USD 85 million of revenue with mid-single-digit revenue growth, 92% recurring subscription revenue, and 85% of revenue generated outside North America. Wiley expects to realize approximately USD 30 million of annual run-rate cost synergies by year three, with meaningful cost synergy realization by year two. The acquisition unlocks a meaningful growth opportunity in the U.S. and creates multiple avenues for cross selling across academic and corporate audiences.

Additional Information
Supplementary Presentation: For more information, please see a detailed presentation at Events and Presentations (or at Investors.Wiley.com) and in the 8-K filing with the SEC.

Advisors
Centerview Partners LLC served as financial advisor and Arnold & Porter Kaye Scholer LLP served as legal advisor to Wiley. Evercore served as financial advisor and Fried, Frank, Harris, Shriver & Jacobson LLP served as legal advisor to Emerald.

About Wiley
Wiley (NYSE: WLY) is a global leader in authoritative content and research intelligence for the advancement of scientific discovery, innovation, and learning. With more than 200 years at the center of the scholarly ecosystem, Wiley combines trusted publishing heritage with AI-powered platforms to transform how knowledge is discovered, accessed, and applied. From individual researchers and students to Fortune 500 R&D teams, Wiley enables the transformation of scientific breakthroughs into real-world impact. From knowledge to impact—Wiley is redefining what's possible in science and learning. Visit us at Wiley.com and Investors.Wiley.com. Follow us on Facebook, X, LinkedIn and Instagram.

About Emerald
Founded by management scholars in 1967, Emerald provides a range of publications and publishing services to help researchers tell their stories in a meaningful and timely way, providing innovative tools and services to build confidence and capability in impactful research. As a proud signatory of DORA, Emerald is committed to establishing new pathways to impact, making research more accessible, and helping communities make decisions that change their world for the better. For almost 60 years Emerald's core purpose has been to champion fresh thinkers and help them make a difference so that little by little those in academia or in practice can unite to bring positive change in the real world. Emerald is proud to be a Times Top 50 Employer for Gender Equality 2025, one of the Top 50 Inspiring Workplaces in the UK and Ireland, and one of the Top 100 Global Inspiring Workplaces in 2025.

About Cambridge Information Group (CIG)
Founded in 1971, CIG is a family-owned investment firm based in New York City. CIG has a long history of building and investing in businesses and real estate through patient capital, continuous reinvestment and close partnership with management teams. The firm’s focus is on long-term value creation and enduring success. For more information, please visit https://www.cig.com.

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Andrea Sherman Media 203.536.7564 asherman@wiley.com	Brian Campbell Investor Relations 201.748.6874 brian.campbell@wiley.com